EXHIBIT 5.2

March 3, 2014

Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montreal, Quebec Canada H3C 2M1

Ladies and Gentlemen:

We have acted as special West Virginia counsel to FD Powerco LLC (“FDP”) in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by Resolute Forest Products Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and relating to the proposed offering of $600,000,000 in aggregate principal amount of 5.875% Senior Notes due 2023 of the Company (the “Exchange Notes”) in exchange for up to $600,000,000 in aggregate principal amount of 5.875% Senior Notes due 2023 of the Company originally issued on May 8, 2013 and outstanding as of the date hereof (the “Original Notes”), and of the related guarantees of the Exchange Notes made by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement (each a “Guarantor” and collectively, the “Guarantors”), including FDP.

The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of May 8, 2013 (the “Indenture”), by and among the Company, the Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee. Pursuant to Article 10 of the Indenture, the Guarantors agreed to guarantee the obligations of the Company under the Indenture and the Original Notes, as well as any notes issued in exchange for the Original Notes.

In connection with rendering the opinions set forth below, we have examined (i) the substantial form of the Registration Statement, including the prospectus forming a part thereof (the “Prospectus”) (but not including the exhibits filed therewith unless otherwise listed herein); (ii) the Indenture; (iii) the substantial form of the Exchange Notes; (iv) the Guarantee of FDP (the “Guarantee”; the Indenture, the Exchange Notes and the Guarantee are hereinafter referred to as the “Transaction Documents”); (v) a certificate of existence of FDP issued by the Secretary of State of the State of West Virginia (the “Secretary of State”) on May 7, 2013, and a search of the Secretary of State’s on-line data base as of the date hereof (together, the “Existence Documents”); and (vi) a Secretary’s Certificate dated May 8, 2013 (the “Secretary’s Certificate”), together with the articles of organization of FDP (referred to therein as the certificate of formation), the operating agreement of FDP and resolutions adopted by the managers of FDP and relating to the Transaction Documents. We have examined and relied upon certificates of public officials and of officers of FDP, including the Secretary’s Certificate, and have not independently established any of the facts so relied on. We have been advised and have assumed that the Secretary’s Certificate and the attachments thereto are in full force and effect and have not been supplemented, amended, rescinded or otherwise modified as of the date hereof.

Resolute Forest Products Inc.

March 3, 2014

For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us in final form is accurate and complete, (ii) there are not substantive changes to any of the documents submitted to us in substantially final form; (iii) each such document that is an original is authentic; (iv) each such document that is a copy conforms to an authentic original; and (v) all signatures on each such document are genuine. We also have assumed for purposes of this opinion letter the legal capacity of natural persons and that each party to the documents we have examined or relied on (other than FDP) has the legal capacity or authority and has satisfied all legal requirements that are applicable to it to the extent necessary to make such documents enforceable against it. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the State of West Virginia, including the applicable provisions of the West Virginia Constitution and reported judicial decisions interpreting those laws. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of federal law, the laws of any states other than West Virginia or the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:

1.     Based solely on the Existence Documents, FDP is validly existing as a limited liability company under the laws of the State of West Virginia.

2.     FDP has the requisite limited liability company power and authority to guarantee the Exchange Notes pursuant to the Indenture.

3.     The Indenture executed by FDP and the Guarantee issued by FDP in accordance with the Indenture have been duly authorized by all requisite limited liability company action by FDP.

4.     The Guarantee issued by FDP in accordance with the Indenture does not violate any provision of the organizational documents of FDP we have reviewed or the applicable law of the State of West Virginia.

5.     No governmental approval by any governmental authority of the State of West Virginia is required to authorize, or is required for, the issuance of the Guarantee to which FDP is a party.

6.     When (a) the Company’s outstanding Original Notes have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, and (c) all applicable provisions of “blue sky” laws have been complied with, the Guarantee to which FDP is a party will be validly issued.

Resolute Forest Products Inc.

March 3, 2014

Although attorneys in our firm are licensed to practice law in a variety of jurisdictions, only those admitted to the bar in the State of West Virginia have been involved in the issuance of this opinion, and we express no opinion as to the laws of any jurisdiction other than the State of West Virginia. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur. The opinions expressed in this letter are provided as legal opinions only and not as guaranties or warranties of the matters discussed herein. Subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Troutman Sanders LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company in connection with the Registration Statement.

The limitations inherent in the role of special local counsel are such that we cannot and have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information included in the Registration Statement, the exhibits filed therewith or the Prospectus and, except for the opinions contained herein and as specifically provided below, we have not participated in the preparation of any material in connection with the filing by the Company and the Guarantors with the SEC of the Registration Statement or the Prospectus with respect to the registration of the Exchange Notes and assume no responsibility for the contents of any such material.

We hereby consent to the reference to Jackson Kelly PLLC under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

Yours truly,

/s/ Jackson Kelly PLLC

JACKSON KELLY PLLC